Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACT:
Drew Prairie	Ruth Cotter
(512) 602-4425	(408) 749-3887
drew.prairie@amd.com	ruth.cotter@amd.com

AMD Board of Directors Elects Dirk Meyer President and CEO

– Hector Ruiz Named Executive Chairman of AMD –

SUNNYVALE, Calif. — July 17, 2008 — AMD (NYSE: AMD) today announced that its board of directors elected President and COO Dirk Meyer as the company’s chief executive officer. Meyer succeeds Hector Ruiz, who will become executive chairman of AMD and chair of the board of directors. As executive chairman, Ruiz will ensure a smooth executive leadership transition, focus on driving the company’s asset smart strategy to completion, and assist with high-level government and strategic partner relations.

“Dirk’s election to CEO is the final phase of a two-year succession plan developed and implemented jointly by AMD’s board of directors and executive team,” said Robert Palmer, lead independent director. “Under Hector’s strong leadership, AMD drove the industry adoption of pervasive 64-bit and multicore computing, became a trusted enterprise-class partner to leading technology suppliers and significantly expanded its global footprint in high-growth markets like China.

“Dirk’s extensive experience as a business leader and his notable engineering accomplishments before and during his 12 years at AMD make him ideally suited to build upon the foundation Hector created and lead AMD.”

“AMD has fundamentally altered the industry landscape, leading the innovation agenda while delivering greater choice and better experiences for our customers and users,” said Ruiz, executive chairman, AMD. “Dirk is a gifted leader who possesses the right skills and experience to continue driving AMD and the industry forward in new, compelling directions. I am placing the company in excellent hands.”

Meyer, 46, joined AMD in 1995 and made his mark as part of the design team responsible for the original AMD Athlon™ processor, a breakthrough product for AMD and the industry’s first processor to break the 1GHz barrier. From 2001 to 2006, Meyer led the company’s microprocessor business, overseeing related R&D, manufacturing, operations, and marketing. His leadership skills during these five years resulted in a doubling of revenue for the microprocessor business and a substantial expansion of AMD’s global profile. In 2006, Meyer was appointed president and COO, and in 2007, he was elected to AMD’s board of directors.

“I’m tremendously excited by the opportunities ahead for AMD. As the only company that possesses expertise and leadership in both x86 microprocessor and graphics technology, AMD has a unique capability to drive the next wave of innovation through the integration of computing and graphics processors to deliver a better computing experience,” said Meyer, president and chief executive officer, AMD. “We are in the midst of re-shaping AMD’s business model with the goal of delivering sustained profitability through a focus on the core technologies that differentiate AMD. My immediate priority is to work with the leadership team to accelerate this transformation. I appreciate the trust that the Board and Hector have placed in me. During the years that I’ve worked under Hector, he has been an excellent leader, mentor and friend.”

Ruiz, 62, joined AMD as president and chief operating officer in January 2000 and became AMD’s chief executive officer on April 25, 2002. He has served on AMD’s board of directors since 2000 and was appointed chairman of the board of directors in 2004. His accomplishments at AMD and contributions to the industry include:

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Expanding AMD beyond the consumer desktop market into the commercial and enterprise market, resulting in AMD technology being used by as much as 90 of the top 100 companies on the Forbes Global 2000 by the year 2007.

•	Growing AMD’s customer base to include the world’s top 10 computer manufacturers and the world’s top 10 consumer electronics manufacturers.

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Redefining the future of enterprise computing with the introduction of the AMD Opteron™ processor, paving the way for the industry-standard x86 architecture to deliver the advantages of 64-bit computing.

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Sharply growing AMD’s global presence, with new teams and new design centers in China, India, and other high-growth markets. In 2007, AMD’s international sales represented 87 percent of total consolidated revenue, as compared to 66 percent in 2001.

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Focusing the industry on innovating to better meet customer needs. This strategy, commonly referred to as “customer-centric innovation,” has become a hallmark of Hector and of AMD, and is a primary point of AMD’s competitive differentiation.

•	Broadening AMD’s platform advantage to include leading-edge graphics and paving the road for the next generation of computing, Accelerated Computing, with the ATI acquisition in late 2006.

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Promoting fair and open competition in the global microprocessor market with AMD filing a landmark antitrust suit against Intel. Since 2005, antitrust regulators around the world have validated claims made by AMD regarding Intel’s illegal business practices by launching independent investigations that have thus far uncovered evidence of illegal monopoly maintenance that harms consumer choice.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing and graphics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon™ and AMD Opteron™ processors are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owners.